Exhibit 23

Consent of Independent Registered Public Accounting Firm

Synergy Pharmaceuticals Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-205484 and 333-177730) and Form S-8 (File No. 333-193340 and 333-205057) of Synergy Pharmaceuticals Inc. and Subsidiaries (the “Company”) of our reports dated February 25, 2016, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting which appear in this annual report on Form 10-K. Our report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP
New York, New York

February 25, 2016